Exhibit 5.1

30 ROCKEFELLER PLAZA	AUSTIN	LONDON
NEW YORK, NEW YORK	BEIJING	MOSCOW
10112-4498	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 212.408.2500	DUBAI	RIYADH
FAX +1 212.408.2501	HONG KONG	SAN FRANCISCO
BakerBotts.com	HOUSTON	WASHINGTON

May 16, 2017

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2017 (the “Registration Statement”), and the updated base prospectus forming a part of the Registration Statement (the “Prospectus”), filed with the Commission on the date hereof, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time by the Company of up to 15,000,000 shares (the “Primary Shares”) of the Company’s Series C Liberty Formula One common stock, par value $0.01 per share (the “Series C Liberty Formula One Common Stock”). This opinion supplements our opinion filed with the Commission on February 2, 2017 as Exhibit 5.1 to the Registration Statement, which relates to the registration under the Securities Act of 70,368,439 shares of the Company’s Series C Liberty Formula One Common Stock for sale from time to time.

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Registration Statement, (ii) the Prospectus, (iii) the General Corporation Law of the State of Delaware (the “DGCL”), (iv) the Company’s Restated Certificate of Incorporation as in effect on the date hereof, (v) the Bylaws of the Company as in effect on the date hereof, (vi) records of proceedings of the Company’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement, the filing of the Prospectus, the issuance of the Primary Shares in connection with an offering pursuant to the Registration Statement and the Prospectus, and (vii) such other documents, records, instruments and certificates of public officials and officers of the Company as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, the Primary Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued and non-assessable.

This opinion is limited to the DGCL and the applicable federal laws of the United States of America, each as published and in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.